Exhibit 99.1

                                 Press Release


Candie's  Inc.  Reports  First  Quarter  Net Income of  $787,000
Licensing and Commission Revenue $4.3 Million versus $2.4 Million in Prior Year Quarter Thursday April 28, 8:53 am ET

NEW YORK--(BUSINESS WIRE)--April 28, 2005--Candie's Inc. (NASDAQ: CAND - News; the "Company") today announced its results for the first quarter and three months ended March 31, 2005. The Company reported consolidated net income of $787,000 or $0.03 per diluted share for the quarter, as compared to net income of $33,000 or $0.00 per share for the comparable quarter in the prior year. Licensing and commission revenue for the quarter increased 78% to $4.3 million, up from $2.4 million in the comparable quarter for the prior year.
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Selling, general and administrative expenses for the first quarter decreased by
$1.4 million or 35% to $2.7 million, down from $4.1 million in the comparable quarter in the prior year primarily as a result of the transition to a licensing business. The Company's interest expense totaled $445,000 in the current quarter, down $251,000 or 36% from $696,000 in the comparable quarter for the prior year.

The first quarter results reflect the Company's transition from a footwear and jeans wear operating company to a multi-brand licensing and management business. The Company licensed its CANDIE'S(R) and BONGO(R) footwear operations in May 2003, and effective last August, licensed BONGO jeans wear, which began generating licensing income as of the fourth quarter of last year. As previously announced, in December 2004, the Company licensed CANDIE'S to Kohl's Department Stores, where it will launch in all of Kohl's approximately 640 stores in 18 different categories for Fall 2005. Beginning in January of 2007, all CANDIE'S branded products except optical frames will be exclusive to Kohl's in the United States. In October 2004, the Company acquired the luxury designer brand BADGLEY MISCHKA(R). The Company changed its fiscal year in the fourth quarter of last year from one ending on January 31 to a calendar year ending December 31.

Chairman and CEO Neil Cole said "Our first quarter results begin to reflect the profitability of our new licensing and brand management business model. Our portfolio of intellectual property is becoming more diversified with brands that serve different segments of the retail marketplace and reflect both wholesale and retail licensing models. Our partnership with Kohl's will transform Candie's from a footwear brand to a total lifestyle concept. BONGO, is now licensed in 15 categories in the United States, including in the key jeans wear category, plus we have a new international license for Central and South America. Since acquiring the BADGLEY MISCHKA brand six months ago, we have secured licenses in six categories, including in the cornerstone couture category and are in the process of evaluating many additional retail and wholesale licensing opportunities. We see continued growth in licensing income for all three of our brands and believe that the strength of our intellectual property and our strategic business model will provide the foundation for an increasingly profitable future for our shareholders. "

Shareholders are invited to listen to the conference call scheduled for today at 10:00 AM Eastern Time. The call will be web cast live via the Internet and can be accessed by logging on to www.candiesinc.com and clicking on the "Live Web cast" link on the "Investor's Overview" page. The call will be archived on the web and a replay can also be accessed via telephone by dialing (888) 286-8010 and entering the pass code 40643118. The replay will be available for seven days following the call.

About Candie's, Inc.

Candie's, Inc. is in the business of licensing the CANDIE'S, BONGO and BADGLEY MISCHKA trademarks on a variety of women's apparel, footwear and accessories. Through its wholly owned subsidiary Brightstar Footwear, Inc., the Company also arranges for the manufacture of footwear products for mass market and discount retailers under the private label brand of the retailer. For investor information please visit the corporate web site at http://www.candiesinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's decision to license its footwear business, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

Candie's, Inc. and Subsidiaries

Condensed Consolidated Income Statements
(Unaudited)

                                           Three Months Ended
                                         ------------------------
                                          March 31,      April 30,
                                           2005            2004
                                         --------        --------
                                (000's omitted, except per share data)

Net sales                                $      -        $ 11,360
Licensing and commission revenue            4,300           2,413
                                         --------        --------
Net revenue                                 4,300          13,773

Cost of goods sold (net of recovery
 pursuant to an agreement of $988 in
 2004)                                          -           8,831
                                         --------        --------
Gross profit                                4,300           4,942

Selling, general and administrative
 expenses (net of recovery pursuant to
 an agreement of $296 in 2005)              2,679           4,114
Special charges                               379              99
                                         --------        --------

Operating income                            1,242             729

Other expenses:
   Interest expense - net                     445             696
                                         --------        --------

Income before income tax provision            797              33

Income tax provision                           10               -
                                         --------        --------

Net income                               $    787        $     33
                                         ========        ========

Earnings per share:
                    Basic                $   0.03        $   0.00
                                         ========        ========

                    Diluted              $   0.03        $   0.00
                                         ========        ========


Weighted average number of common shares outstanding:
                    Basic                  28,429          26,022
                                         ========        ========

                    Diluted                29,982          26,903
                                         ========        ========



Selected Balance Sheet Data:

                            3/31/2005    12/31/2004

Total Assets                $  56,452     $  60,160
Total Liabilities              31,085        35,902
Shareholders' Equity           25,367        24,258



--------------------------------------------------------------------------------
Contact:
     Candie's, Inc.
     Warren Clamen, 212-730-0030
     wclamen@candiesinc.com